UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 24, 2007

Telular Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-23212	36-3885440
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

311 South Wacker Drive, Suite 4300, Chicago, Illinois		60606-6622
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	312-379-8397

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2007, Telular Corporation (the "Company") entered into an Executive Separation and Release Agreement (the "Agreement") with Daniel D. Giacopelli effective May 15, 2007. The Agreement relates to the termination of Mr. Giacopelli’s employment with the Company as the Chief Technology Officer and Executive Vice President and to Mr. Giacopelli’s resignation as a director of the Company as of May 25, 2007. There was no specific disagreement between Mr. Giacopelli and the Company.

The material terms of the Agreement are summarized as follows:

• The Company shall pay to Mr. Giacopelli (a) accrued and unpaid salary for the period ended May 25, 2007, (b) accrued but unused paid time off, (c) reimbursement for appropriate business expenses, (d) a severance amount of $125,000, (e) COBRA payments until the earlier of November 30, 2007 or the date upon which Mr. Giacopelli becomes eligible to participate in the medical plan of a subsequent employer.
• The Company amended the forfeiture date of certain stock option grants awarded to Mr. Giacopelli to be October 28, 2007 and extended the vesting period of certain stock option grants beyond his termination date.
• In consideration of the above, Mr. Giacopelli released the Company from any and all claims that may arise related to the term of his employment with the Company.
• Mr. Giacopelli agreed not to disclose any confidential information of the Company.
• Mr. Giacopelli agreed that for a period of six months following the termination date, he will not directly or indirectly, in any way, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management operation of control of any business competing with the Company in which he participated during the two years immediately preceding the termination date.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Telular Corporation

May 29, 2007	By:	/s/ Joseph Beatty

Name: Joseph Beatty
Title: Chief Finanical Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Executive Separation Agreement between Telular Corporation and Daniel D. Giacopelli executed on May 24, 2007.